UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 17, 2005 (November 8, 2005)

MIDAS, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	01-13409 (Commission File Number)	36-4180556 (IRS Employer Identification No.)

1300 Arlington Heights Road

Itasca, Illinois 60143

(Address of Principal Executive Offices, including Zip Code)

(630) 438-3000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On November 8, 2005, our Board of Directors (the “Board”) approved the Amended and Restated Midas, Inc. Stock Incentive Plan (the “Plan”). The purpose of this amendment and restatement was primarily to give effect to the Board’s decision to adopt the recommendation of our management team that the Plan be amended to incorporate certain restrictions applicable to all new award grants under the Plan. Our management team made these recommendations to the Board in fulfillment of an agreement it had entered into with Fidelity Management & Research Company (“FMR”) to make such recommendations. The recommended restrictions were as follows:

•	The purchase price per share of Common Stock purchasable upon exercise of a nonqualified stock option shall be no less than 100% of the fair market value of the Common Stock on the date of grant.

•	The Restriction Period for new Restricted Stock Awards shall be no less than a total of three years with the Restriction Period lapsing ratably over the term of such period.

•	The Performance Period for new Performance Awards shall be no less than one year.

•	The Board may take action such that (i) any or all outstanding Options become exercisable, (ii) all or some of the restrictions applicable to any outstanding Restricted Stock Awards lapse, or (iii) all or a portion of any outstanding Performance Awards shall be satisfied, only in certain specific circumstances (such as death, disability or retirement of the holder, termination of employment of a holder with significant years of service, etc.).

•	Shareholder approval is required to materially modify the requirements for participation in the Plan, or to accelerate or shorten the vesting periods (in the case of Options), Restriction Period (in the case of Restricted Stock), or Performance Period (in the case of Performance Awards) in such a manner as to be inconsistent with the Plan.

As amended and restated, the Plan gives effect to all such restrictions, other than those which were already included in the plan as previously drafted.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
10.1	Amended And Restated Midas, Inc. Stock Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MIDAS, INC.

/s/ William M. Guzik
Date:	November 17, 2005	By: Its:	William M. Guzik Chief Financial Officer